UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2020

LEAF GROUP LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1655 26th Street Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6253

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LEAF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ¨☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Brian Gephart as Chief Financial Officer

On October 16, 2020, the Board of Directors of Leaf Group Ltd. (the “Company”) appointed Brian Gephart as Chief Financial Officer, effective immediately. Mr. Gephart, age 41, had served as the Company’s interim Chief Financial Officer since May 19, 2020 and has served as the Company’s Chief Accounting Officer and principal accounting officer since June 2019. Prior to joining the Company, Mr. Gephart served as Chief Accounting Officer of JH Capital Group, a diversified specialty finance company providing a wide array of solutions for consumers and businesses across a broad range of assets, from August 2017 to April 2019. Prior to joining JH Capital Group, Mr. Gephart was a Director at PricewaterhouseCoopers LLP specializing in Capital Markets & Accounting Advisory Services, from 2011 to August 2017, where he advised a variety of private and public companies on capital market transactions, mergers and acquisitions and financial reporting and accounting matters. Mr. Gephart received a bachelor’s degree in Accounting from Hillsdale College and an M.B.A. from DePaul University. Mr. Gephart is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Gephart and any other persons in connection with his appointment. There are no family relationships between Mr. Gephart and any director or executive officer of the Company, and Mr. Gephart is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Amendment of Brian Gephart’s Employment Agreement

In connection with the appointment of Mr. Gephart as Chief Financial Officer, on October 16, 2020, the Compensation Committee of the Board of Directors approved the Amended and Restated Employment Agreement, dated as of October 16, 2020, between the Company and Brian Gephart (the “Amendment”). Prior to the Amendment, Mr. Gephart’s employment agreement provided for an annual base salary of $300,000 and an annual target bonus of 50% equal to $150,000. The Amendment provides for an increased annual base salary of $325,000 and, as a result, his target annual bonus of 50% is now $162,500. The Amendment also provides for a grant of 10,000 additional restricted stock units (“RSUs”), which will vest over three years, with one-third of the RSUs vesting on November 1, 2021 and the remaining two-thirds vesting in 24 substantially equal monthly installments commencing on each monthly anniversary thereafter, subject to Mr. Gephart’s continued employment through the applicable vesting date. In addition, the Amendment provides that in the event Mr. Gephart’s employment is terminated by the Company without Cause, by Mr. Gephart for Good Reason, or due to Mr. Gephart’s death or Disability (each, a “Qualifying Termination”), in each case, Mr. Gephart will be entitled to: (i) a lump-sum payment in an amount equal to 12 months of his then-current annual base salary; (ii) Mr. Gephart’s unpaid annual bonus amount (if any) for the fiscal year preceding the year of such Qualifying Termination that he would have been entitled to had he remained employed through the payment date, (iii) 12 months of accelerated time-based vesting of any time-based vesting awards (the “Time-Vesting Acceleration”); and (iv) healthcare continuation coverage for Mr. Gephart and his dependents for up to 12 months after the termination date at the same levels and cost to Mr. Gephart at the time of such Qualifying Termination, subject, in all cases to his execution (and non-revocation) of a general release in favor of the Company (the “Release Requirement”).

In addition to the benefits described above, and similarly subject to the Release Requirement, if such Qualifying Termination occurs 90 days prior to, or within one year following, a Change in Control, Mr. Gephart will also be entitled to: (i) accelerated vesting of all then unvested outstanding equity awards held by Mr. Gephart (provided, that if the Qualifying Termination occurs prior to such Change in Control, such equity acceleration (other than the Time-Vesting Acceleration) shall be contingent on a Change in Control occurring within 90 days); and (ii) a pro rata bonus equal to the amount of the annual bonus earned by Mr. Gephart during the prior fiscal year, based on the number of days worked during the year such Qualifying Termination occurs, and payable in a lump sum.

For purposes herein, “Cause,” “Disability,” “Change in Control,” and “Good Reason” shall have the meaning set forth in the Amendment.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the amended employment agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2020	LEAF GROUP LTD.

	By:	/s/ Adam Wergeles
Adam Wergeles Executive Vice President and General Counsel

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